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                                                                  Exhibit (e)1.6

                                LETTER AGREEMENT

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated January 1, 1999, FRIC advises you that it is creating Class I and Class Y Shares for the Real Estate Securities and Short Term Bond Funds (the "New Classes"). FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the New Classes pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged in return for the Distributor's services are as set forth in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Classes by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:
   -----------------------------------------------
      Lynn L. Anderson
      President

Accepted this ___ day of ________, ____

RUSSELL FUND DISTRIBUTORS, INC.



By:
   -----------------------------------------------
      Leonard P. Brennan
      President